UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 30, 2008

DOMINION MINERALS CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52696	22-3091075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

75 Rockefeller Plaza, Suite 1817, New York, NY 10019
(Address of Principal Executive Office)

(212) 231-8171
(Registrant’s telephone number, including area code)

N/A
 (Former name, former address and former fiscal year, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) (d) On July 30, 2008, Dominion Minerals Corp. (the “Company") nominated and elected H.E. Ambassador Daniel "Danny" Ayalon and Mr. Chaim Lebovits as directors of the Company, effective immediately, and appointed Mr. Lebovits as the President of the Company.

Mr. Ayalon will receive compensation of $12,500 per year and options to purchase 250,000 at an exercise price of $0.53 per share. The options vest immediately. Mr. Ayalon served as Israel’s Ambassador to the United States from July 2002 to November 2006. He is currently President of Hod Ayalon Ltd., a private investment consulting firm, Senior International Consultant at Gravitas International Consultants, an international consulting firm to foreign governments and Vice Chairman of Israel-America Chamber of Commerce, a member of the board of the America-Israel Friendship League and Co-Chairman of Nefesh B'nefesh.

For close to a decade, Mr. Lebovits has been in the business of mining and natural resource management in Africa.  In December of 2005, Mr. Lebovits, 38, founded ACC Holdings International. ACC Holdings is a holding company which controls three subsidiaries: (i) C&L Natural Resources; (ii) ACC Resources; and (iii ) ACCBT Corp. C&L Natural Resources is an oil exploration company in West Africa and is the operator for an oil and gas field offshore Abidjan, Ivory Coast. ACC Resources holds 12 permits for gold exploration in Burkina Faso.  ACCBT invests in new and emerging biotechnology companies. In July of 2007, Mr. Lebovits was appointed the President of BrainStorm Cell Therapeutics, Inc. (BCLI.OB)  ACCBT is the majority shareholder of Brainstorm and has the right to nominate a certain percentage of the members of the Board of Directors of BrainStorm Cell Therapeutics.  The Company and Mr. Lebovits have not determined his compensation or the term of his appointment at this time.

There are no family relationships between Mr. Lebovits and any director or other executive officer of the Company.

A press release dated July 30, 2008 announcing the election of Mssers. Ayalon and Lebovits to the Board of Directors of the Company and appointing Mr. Lebovits as President is attached as Exhibit 99.1 to this current report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release of the Company, dated July 30, 2008, titled "Dominion Minerals Appoints Ambassador Danny Ayalon to its Board of Directors and Chaim Lebovits as President."

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION MINERALS CORP.

By:	/s/ Diego E. Roca
Diego E. Roca, Chief Financial Officer

Dated:  July 30, 2008